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Exhibit 99.(a)(1)(A)

COMPANY NOTICE
TO HOLDERS OF
ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2009
ISSUED BY
USF&G CORPORATION
GIVEN BY
ST. PAUL FIRE AND MARINE INSURANCE COMPANY
(AS SUCCESSOR TO USF&G CORPORATION)
AND BY THE ST. PAUL COMPANIES, INC.

CUSIP Number: 903290-AD6

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of January 28, 1994, between USF&G Corporation, a Maryland corporation ("USF&G"), and JPMorgan Chase Bank (formerly known as Chemical Bank), a New York banking corporation, as Trustee (the "Paying Agent"), as amended and supplemented by the First Supplemental Indenture, dated as of April 24, 1998, among The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), USF&G and the Paying Agent, and the Second Supplemental Indenture, dated as of January 1, 1999, among St. Paul Fire and Marine Insurance Company, a Minnesota corporation and a wholly owned subsidiary of St. Paul (the "Company"), USF&G and the Paying Agent (as so supplemented and amended, the "Indenture"), and the Zero Coupon Convertible Subordinated Notes Due 2009 of the Company (the "Securities"), that at the option of the holder thereof (the "Holder"), the Securities will be purchased by the Company or St. Paul for $800.51 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related offer materials, as amended and supplemented from time to time (the "Option"). Holders may surrender their Securities from February 2, 2004, through 5:00 p.m., New York City time, on March 3, 2004. This Company Notice is being sent pursuant to the provisions of Section 106 of the Indenture and paragraph 6 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

        To exercise your option to have the Company or St. Paul purchase the Securities and receive payment of $800.51 per $1,000 principal amount at maturity of the Securities, you must validly surrender the Securities and the enclosed Purchase Notice to the Paying Agent (and not have withdrawn such surrendered Securities and Purchase Notice), prior to 5:00 p.m., New York City time, on Wednesday, March 3, 2004 (the "Purchase Date"). Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Wednesday, March 3, 2004. The right of Holders to surrender Securities for purchase in the Option expires at 5:00 p.m., New York City time, on Wednesday, March 3, 2004. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        The addresses for the Paying Agent are as follows:

By Mail:	By Registered or Certified Mail or Overnight Courier:
JPMorgan Chase Bank Institutional Trust Services P.O. Box 2320 Dallas, TX 75221 Attn: Frank Ivins	JPMorgan Chase Bank Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, TX 75201 Attn: Frank Ivins

        Copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is February 2, 2004.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OPTION			3
1.	Information Concerning the Company and St. Paul		3
2.	Information Concerning the Securities		4
	2.1.	The Company's and St. Paul's Obligation to Purchase the Securities	4
	2.2.	Purchase Price	4
	2.3.	Conversion Rights of the Securities	5
	2.4.	Market for the Securities and St. Paul Common Stock	5
	2.5.	Redemption	6
	2.6.	Change in Control	6
	2.7.	Ranking	6
3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase		6
	3.1.	Method of Delivery	6
	3.2.	Purchase Notice	6
	3.3.	Delivery of Securities	7
4.	Right of Withdrawal		7
5.	Payment for Surrendered Securities		8
6.	Securities Acquired		8
7.	Plans or Proposals of the Company or St. Paul		8
8.	Interests of Directors, Executive Officers and Affiliates of the Company or St. Paul in the Securities		9
9.	Purchases of Securities by the Company, St. Paul and Their Affiliates		9
10.	Material United States Tax Considerations		10
11.	Additional Information		11
12.	No Solicitations		11
13.	Definitions		11
14.	Conflicts		11

        No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or St. Paul or their respective boards of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

        Who is offering to purchase my Securities?

        St. Paul Fire and Marine Insurance Company, a Minnesota corporation (the "Company"), and The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), are offering to purchase your validly surrendered Zero Coupon Convertible Subordinated Notes due 2009 (the "Securities"). The Company is a wholly owned subsidiary of St. Paul. St. Paul has irrevocably and unconditionally assumed, jointly and severally with the Company, responsibility for the due and punctual payment of all monetary obligations of the Company under the Indenture and the Securities. The Option may be satisfied by either the Company or St. Paul. (Pages 3-4)

        What securities are you seeking to purchase?

        We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of January 30, 2004, there was approximately $141,272,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of January 28, 1994, between USF&G Corporation, a Maryland corporation ("USF&G"), and JPMorgan Chase Bank (formerly known as Chemical Bank), a New York banking corporation, as Trustee (the "Paying Agent"), as amended and supplemented by the First Supplemental Indenture, dated as of April 24, 1998, among St. Paul, USF&G and the Paying Agent, and the Second Supplemental Indenture, dated as of January 1, 1999, among the Company, USF&G and the Paying Agent (as so supplemented and amended, the "Indenture"). (Page 4)

        How much are you offering to pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $800.51 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

        How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's and St. Paul's operating results, the trading price of St. Paul's Common Stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. The Common Stock, no par value per share (the "Common Stock"), of St. Paul into which the Securities are convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "SPC." On January 30, 2004, the last reported sales price of the Common Stock on the NYSE was $42.13 per share. (Pages 5-6)

        Why are you making the offer?

        We are required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 4)

        What do the boards of directors of the Company and St. Paul think of the Option?

        The boards of directors of the Company and St. Paul have not made any recommendation as to whether you should surrender your Securities for purchase in the offer. You must make your own decision whether to surrender your Securities for purchase in the offer and, if so, the amount of Securities to surrender. (Page 4)

        When does the Option expire?

        The Option expires at 5:00 p.m., New York City time, on March 3, 2004 (the "Purchase Date"). We will not extend the period Holders have to accept the Option unless required to do so by the Federal securities laws. (Page 4)

        What are the conditions to the purchase by the Company or St. Paul of the Securities?

        The purchase by us of validly surrendered Securities is not subject to any conditions other than such purchase being lawful. (Page 4)

        How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Option, you must deliver the required documents to the Paying Agent no later than 5:00 p.m., New York City time, on March 3, 2004.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

  •
  A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase, on or before 5:00 p.m. New York City time, on the Purchase Date.

  •
  A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

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  Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date. (Pages 6-7)

        If I surrender, when will I receive payment for my Securities?

        We will accept for payment all validly surrendered Securities promptly upon expiration of the Option. We will promptly forward to the Paying Agent, prior to 1:00 p.m., New York City time, on March 4, 2004, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the Holders. (Page 8)

        Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on March 3, 2004. Securities not accepted for payment after the expiration of forty business days from the commencement of the offer to purchase the Securities may be withdrawn. (Page 7)

        How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on March 3, 2004.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Pages 7-8)

        Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 6)

        If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 6)

        If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 16.6434 shares of Common Stock of St. Paul, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 5)

        If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Option?

        The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 10-11)

        Who is the Paying Agent?

        JPMorgan Chase Bank, the trustee for the Securities, is serving as Paying Agent in connection with the Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

        Who can I talk to if I have questions about the Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in the Option may be directed to Customer Service at JPMorgan Chase Bank at (800) 275-2048.

IMPORTANT INFORMATION CONCERNING THE OPTION

        1.     Information Concerning the Company and St. Paul. St. Paul Fire and Marine Insurance Company, a Minnesota corporation (the "Company"), and The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), are offering to purchase the Company's Zero Coupon Convertible Subordinated Notes Due 2009 (the "Securities").

        The Company is a wholly owned subsidiary of St. Paul. The Company and its subsidiaries underwrite property and casualty insurance and provide insurance related products and services to commercial and professional customers throughout the United States and Canada.

        St. Paul is incorporated as a general business corporation under the laws of the State of Minnesota. St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. It is a management company principally engaged, through its subsidiaries, in providing commercial property-liability insurance products and services. St. Paul also has a presence in the asset management industry through its 79% majority ownership of Nuveen Investments. As a management company, St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services. At December 31, 2003, St. Paul and its subsidiaries employed approximately 9,600 persons.

        On November 17, 2003, St. Paul announced that it had signed a definitive merger agreement with Travelers Property Casualty Corp. The transaction contemplated by the merger agreement (the "Travelers Transaction") is subject to customary closing conditions, and is expected to close in the second quarter of 2004.

        The Company and St. Paul maintain their registered and principal executive offices at 385 Washington St., St. Paul, Minnesota 55102. The telephone number there is (651) 310-7911.

        2.     Information Concerning the Securities. The Securities were issued under an Indenture, dated as of January 28, 1994, between USF&G Corporation, a Maryland corporation ("USF&G"), and JPMorgan Chase Bank (formerly known as Chemical Bank), a New York banking corporation, as Trustee (the "Paying Agent"), as amended and supplemented by the First Supplemental Indenture, dated as of April 24, 1998, among St. Paul, USF&G and the Paying Agent, and the Second Supplemental Indenture, dated as of January 1, 1999, among the Company, USF&G and the Paying Agent (as so supplemented and amended, the "Indenture"). The Securities mature on March 3, 2009.

        St. Paul has irrevocably and unconditionally assumed, jointly and severally with the Company, responsibility for the due and punctual payment of all monetary obligations of the Company under the Indenture and the Securities. The Option may be satisfied by either the Company or St. Paul. The Securities are convertible into Common Stock, no par value per share (the "Common Stock"), of St. Paul, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

        2.1.  The Company's and St. Paul's Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, unless earlier redeemed, the Company and St. Paul are obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option, on March 3, 2004 (the "Purchase Date").

        This Option will expire at 5:00 p.m., New York City time, on the Purchase Date. We will not extend the period Holders have to accept the Option unless required to do so by the Federal securities laws. The purchase by the Company or St. Paul of validly surrendered Securities is not subject to any conditions other than such purchase being lawful.

        2.2.  Purchase Price. Pursuant to the Securities, the purchase price to be paid by the Company or St. Paul for the Securities surrendered for purchase pursuant to the Option is $800.51 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount (as defined in the Securities) will cease to accrue on the Purchase Date on Securities validly surrendered for purchase and not withdrawn unless the Company and St. Paul default in making payment on these Securities.

        The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on March 3, 2004. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

        None of the Company or St. Paul or their respective boards of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and the Common Stock and other relevant factors.

        2.3.  Conversion Rights of the Securities. The Securities are convertible into St. Paul Common Stock in accordance with and subject to the terms of the Indenture and paragraph 9 of the Securities. The conversion rate of the Securities as of February 2, 2004 is 16.6434 shares of Common Stock per $1,000 principal amount at maturity of the Securities. The Paying Agent is currently acting as Conversion Agent for the Securities.

        Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture and the Securities only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

        2.4.  Market for the Securities and St. Paul Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We have been advised that there is no practical way to determine the trading history of the Securities. We believe that trading in the Securities has been limited and sporadic. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's and St. Paul's operating results, the market price of St. Paul's Common Stock and the market for similar securities. Following the consummation of the Option, we expect that Securities not purchased in the Option will continue to be traded over the counter; however, we anticipate that the trading market for the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of Securities pursuant to the Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Option. We cannot assure you that a market will exist for the Securities following the Option. The extent of the public market for the Securities following consummation of the Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Securities are held through The Depository Trust Company ("DTC"). As of January 30, 2004, there was approximately $141,272,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record holder of the Securities.

        The Common Stock of St. Paul into which the Securities are convertible is listed on the NYSE under the symbol "SPC." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
2004
1st Quarter (through January 30, 2004)	$42.53	$39.12
2003
4th Quarter	$39.65	$35.15
3rd Quarter	38.49	34.30
2nd Quarter	38.02	32.32
1st Quarter	36.66	29.33
2002
4th Quarter	$37.24	$27.05
3rd Quarter	37.88	24.20
2nd Quarter	50.12	38.34
1st Quarter	49.41	39.50

        On January 30, 2004, the last reported sales price of the Common Stock on the NYSE was $42.13 per share. As of January 29, 2004, there were approximately 228,608,581 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Option.

        2.5.  Redemption. The Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities) to the date of redemption.

        2.6.  Change in Control. A Holder may require the Company or St. Paul to redeem his or her securities if there is a Change in Control (as defined in the Securities) at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities) to the date of redemption. The consummation of the Travelers Transaction referred to above under Section 1 will not result in a Change of Control.

        2.7.  Ranking. The Securities (including any and all payments of the Principal Amount at Maturity, Redemption Price, Purchase Price, Change in Control Purchase Price (as such terms are defined in the Securities) and interest, if any, in respect of the Securities) are subordinated to all existing and future Senior Debt (as defined in the Indenture).

        3.     Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof.

        If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on March 3, 2004, their Securities will remain outstanding subject to the existing terms of the Securities.

        3.1.  Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on March 3, 2004.

        3.2.  Purchase Notice. Pursuant to the Securities, the Purchase Notice must contain:

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  if applicable, the certificate number of the Securities which the Holder will deliver or transfer by book-entry to be purchased;

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  the portion of the principal amount at maturity of the Securities which the Holder will deliver or transfer by book-entry to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

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  a statement that such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in paragraph 6 of the Securities.

        3.3.  Delivery of Securities.

        Securities in Certificated Form.    To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., New York City time, on the Purchase Date.

        Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

        Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by:

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  delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

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  electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

        Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC, the Company or St. Paul does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        4.     Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

  •
  if applicable, the certificate number(s) of the Securities with respect to which such notice of withdrawal is being submitted;

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  the principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted; and

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  the principal amount at maturity, if any, of the Securities which remain subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company or St. Paul; and

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  the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Exchange Act) unless such Securities have been surrendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Option. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above. Securities not accepted for payment after the expiration of forty business days from the commencement of the offer to purchase the Securities may be withdrawn.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

        5.     Payment for Surrendered Securities. We will promptly forward to the Paying Agent, prior to 1:00 p.m., New York City time, on March 4, 2004, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to each Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

        The total amount of funds required by us to purchase all of the Securities is approximately $113,089,648.72 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use cash from operating cash flow to purchase the Securities. We do not have an alternative financing plan at this time.

        6.     Securities Acquired. Any Securities purchased by us pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.     Plans or Proposals of the Company or St. Paul. Except for the Travelers Transaction described under Section 1 above and related transactions and events, as publicly disclosed prior to the date hereof, neither the Company nor St. Paul currently has any plans which would be material to a Holder's decision to surrender Securities for purchase in the Option, which relate to or which would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, St. Paul or any of their respective subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of the Company, St. Paul or any of their respective subsidiaries;

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  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or St. Paul;

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  any change in the present board of directors or management of the Company or St. Paul, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

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  any other material change in the corporate structure or business of the Company or St. Paul;

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  any class of equity securities of St. Paul to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

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  any class of equity securities of St. Paul becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

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  the suspension of the obligation of St. Paul to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of the Company or St. Paul, or the disposition of securities of the Company or St. Paul; or

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  any changes in the charter, bylaws or other governing instruments of the Company or St. Paul, or other actions that could impede the acquisition of control of the Company or St. Paul.

        8.     Interests of Directors, Executive Officers and Affiliates of the Company or St. Paul in the Securities. Except as otherwise disclosed below, to the knowledge of the Company and St. Paul:

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  none of the Company or St. Paul, or their respective executive officers, directors, subsidiaries or other affiliates, has any beneficial interest in the Securities;

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  the Company and St. Paul will not purchase any Securities from such persons; and

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  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the directors and executive officers of the Company and St. Paul is attached to this Company Notice as Annex A.

        Certain directors and executive officers of St. Paul and its affiliates are parties to ordinary course stock option plans and arrangements involving the Common Stock of St. Paul, as disclosed by St. Paul prior to the date hereof. Except as described in the previous sentence and except for the Travelers Transaction described under Section 1 above, none of the Company or St. Paul, or to their knowledge, any of their affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of the securities of the Company or St. Paul, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        9.     Purchases of Securities by the Company, St. Paul and Their Affiliates. Each of the Company, St. Paul and their affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company, St. Paul and their affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the expiration of the Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of the Company and St. Paul, and general economic and market conditions.

        10.   Material United States Tax Considerations.

        The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you exercise the Option. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

        This summary does not describe all of the tax considerations that may be relevant to you. All holders are strongly encouraged to consult with their individual tax advisor about the consequences of exercising the Option.

United States Holders

        This discussion deals only with U.S. holders who hold the Securities as capital assets, and does not apply to special classes of holders, such as:

  •
  financial institutions;

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  tax-exempt organizations;

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  insurance companies;

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  dealers in securities or currencies;

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  securities traders who elect to account for their investment in the Notes on a mark-to-market basis;

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  persons subject to the alternative minimum tax;

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  persons holding the Securities as part of a straddle, conversion, hedging, or other integrated transaction; and

  •
  persons that have a functional currency other than the United States dollar for tax purposes.

You will be a U.S. Holder if you are

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any state;

  •
  a partnership created or organized in or under the laws of the United States or any state, except as otherwise provided in the United States Treasury Regulations;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all the trust's substantial decisions, or (ii) if a valid election is in effect to be treated as a United States person.

If you are not a U.S. Holder, this discussion does not apply to you.

Exercise of the Option

        If you exercise the Option, you will recognize gain or loss equal to the difference between the amount of cash you receive for the Securities (except to the extent attributable to accrued interest) and your adjusted tax basis in the Securities. Your adjusted tax basis in the Securities will generally equal your cost for the Securities increased by any original issue discount previously included in income in respect of the Securities. Except to the extent attributable to accrued interest or to market discount (other than de minimis market discount) that has not previously been included in income, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the Securities for more than one year. The maximum long term capital gains rate for noncorporate holders is currently 15%. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to the payments made within the United States to non-corporate U.S. holders upon the sale of Securities. Backup withholding will apply to those payments if such a U.S. holder fails to provide an accurate taxpayer identification number (TIN) or fails to certify that it is not subject to backup withholding or has been notified by the Internal Revenue Service that it has failed to report all interest and dividend payments shown on its federal income tax return.

        11.   Additional Information. St. Paul is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning St. Paul may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

        The Company and St. Paul have filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below (as such documents may be amended from time to time) contain important information about the Company and St. Paul and their financial condition.

  •
  St. Paul's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 20, 2003;

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  All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by St. Paul pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

  •
  The description of St. Paul's Common Stock in the articles of incorporation of St. Paul set forth in Exhibit 3 of the Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        12.   No Solicitations. Neither the Company nor St. Paul has employed any persons to make solicitations or recommendations in connection with the Option.

        13.   Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

        14.   Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

        None of the Company or St. Paul or their respective boards of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

ST. PAUL FIRE AND MARINE INSURANCE COMPANY
THE ST. PAUL COMPANIES, INC.
February 2, 2004

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of St. Paul's and the Company's board of directors and each of St. Paul's and the Company's executive officers.

THE ST. PAUL COMPANIES, INC.

Directors

Name	Position Held
Jay S. Fishman	Chairman
John A. MacColl	Vice Chairman
Carolyn H. Byrd	Director
John H. Dasburg	Director
Janet M. Dolan	Director
Kenneth M. Duberstein	Director
Lawrence G. Graev	Director
Thomas R. Hodgson	Director
William H. Kling	Director
James A. Lawrence	Director
Glen D. Nelson	Director
Gordon M. Sprenger	Director

Executive Officers

Name	Position Held
Bruce A. Backberg	Senior Vice President and Corporate Secretary
Andy F. Bessette	Executive Vice President and Chief Administrative Officer
Thomas A. Bradley	Executive Vice President and Chief Financial Officer
John P. Clifford, Jr.	Senior Vice President-Human Resources
Jay S. Fishman	Chief Executive Officer and President
Laura L. Gagnon	Vice President—Finance & Investor Relations
William H. Heyman	Executive Vice President—Chief Investment Officer
Samuel G. Liss	Executive Vice President—Business Development
John A. MacColl	General Counsel
Paul H. McDonough	Vice President & Treasurer
John C. Treacy	Vice President—Corporate Controller
Kent D. Urness	Executive Vice President—International Insurance Operations
Timothy M. Yessman	Executive Vice President—Claim
Marita Zuraitis	Executive Vice President—Commercial Lines

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

Directors

Name	Position Held
Jay S. Fishman	Chairman
Thomas A. Bradley	Director
John A. MacColl	Director
Timothy M. Miller	Director
Kent D. Urness	Director
Timothy M. Yessman	Director
Marita Zuraitis	Director

Executive Officers

Name	Position Held
Bruce A. Backberg	Senior Vice President and Corporate Secretary
Andy F. Bessette	Executive Vice President and Chief Administrative Officer
Thomas A. Bradley	Executive Vice President and Chief Financial Officer
John P. Clifford, Jr.	Senior Vice President—Human Resources
Michael R. Connly	Chief Information Officer
Jay S. Fishman	Chief Executive Officer and President
William H. Heyman	Executive Vice President & Chief Investment Officer
John A. MacColl	Executive Vice President and General Counsel
Paul H. McDonough	Vice President & Treasurer
Timothy M. Miller	Executive Vice President
John C. Treacy	Vice President—Corporate Controller
Kent D. Urness	Executive Vice President—International Insurance Operations
Timothy M. Yessman	Executive Vice President—Claim
Marita Zuraitis	Executive Vice President—Commercial Lines

        The business address of each person set forth above is c/o The St. Paul Companies, Inc., 385 Washington St., St. Paul, Minnesota 55102. The telephone number there is (651) 310-7911.

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TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE OPTION
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS